SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)

                          The France Growth Fund, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    35177K108
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                                 (CUSIP Number)

                                 August 28, 2001
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             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                   [_]  Rule 13d-1(b)
                   [X]  Rule 13d-1(c)
                   [_]  Rule 13d-1(d)
----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                  ----------------------
 CUSIP No. 35177K108                  13G              Page 1 of 4 Pages
--------------------                                  ----------------------

1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                               Atout France Europe
                                   Atout Futur

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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)  [X]
                                                 (b)  [_]
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3.       SEC USE ONLY
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4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                                     France

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     NUMBER OF               5.     SOLE VOTING POWER
     SHARES                         721,700
                           -----------------------------------------------------
     BENEFICIALLY            6.     SHARED VOTING POWER
     OWNED BY
                           -----------------------------------------------------
     EACH                    7.     SOLE DISPOSITIVE POWER
     REPORTING                      721,700
                           -----------------------------------------------------
     PERSON                  8.     SHARED DISPOSITIVE POWER
     WITH
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     721,700

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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                   [_]
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                      5.98%

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12.      TYPE OF REPORTING PERSON*
                                       IC

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                  ----------------------
 CUSIP No. 35177K108                  13G              Page 2 of 4 Pages
--------------------                                  ----------------------

Item 1(a).        Name of Issuer:

                          The France Growth Fund, Inc.
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Item 1(b).        Address of Issuer's Principal Executive Offices:

                          c/o Credit Agricole Indosuez
                                666 Third Avenue
                               New York, NY 10017
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Item 2(a).        Name of Person Filing:

                               Atout France Europe
       -------------------------------------------------------------------------

Item 2(b).        Address of Principal Business Office, or if None, Residence:

                               91 93 Blvd Pasteur
                               75300 Paris France

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Item 2(c).        Citizenship:
                                     France

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Item 2(d).        Title of Class of Securities:

                                  Common Stock

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Item 2(e).        CUSIP Number:

                                    35177K108

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Item 3.           If This Statement is Filed Pursuant to Rule 13d-1(b), or
                  13d-2(b) or (c), Check Whether the Person Filing is a:

                                 Not applicable

--------------------                                  ----------------------
 CUSIP No. 35177K108                  13G              Page 3 of 4 Pages
--------------------                                  ----------------------

Item 4.           Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:
                                     721,700

     ---------------------------------------------------------------------------

         (b)      Percent of class:

                                      5.98%

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         (c)      Number of shares as to which such person has:

              (i)    Sole power to vote or to direct the vote____721,700 ______,

              (ii)   Shared power to vote or to direct the vote________________,


              (iii) Sole power to dispose or to direct the disposition of__721,700__,


              (iv) Shared power to dispose or to direct the disposition of________


Item 5.           Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

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Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person.

                                 Not applicable

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Item 7.           Identification and Classification of the Subsidiary Which
                  Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                                 Not applicable

     ---------------------------------------------------------------------------

Item 8.           Identification and Classification of Members of the Group.

                            Atout France Europe - IC
                                Atout Futur - IC
     ---------------------------------------------------------------------------

Item 9.           Notice of Dissolution of Group.

                                 Not Applicable

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Item 10.          Certifications.

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      ATOUT FRANCE EUROPE


                                      By: /s/ Jean Claude Kaltenbach
                                      ------------------------------
                                      Name:  Jean Claude Kaltenbach
                                      Title: Authorized Signatory

                                      ATOUT FUTUR


                                      By: /s/ Jean Claude Kaltenbach
                                      ------------------------------
                                      Name:  Jean Claude Kaltenbach
                                      Title: Authorized Signatory

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


                                    EXHIBIT A

         Atout France Europe and Atout Futur are the members of the group which has filed this Schedule 13G pursuant to Rule 13d-1c under the Securities Exchange Act of 1934.